EXHIBIT 10.14

THE JONES GROUP INC.
DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS
As Amended and Restated Effective as of January 1, 2005

The Jones Group Inc. (the "Company") has established the Deferred Compensation Plan for Outside Directors (the "Plan") in order to enhance the Company's ability to attract and retain talented individuals to serve as Directors of the Board of Directors of the Company (the "Board") by giving them the opportunity to defer receipt of all or a portion of their annual retainer and meeting attendance fees from the Company (the "Fees").

1.	Effective Date. The Plan originally was established effective as of January 1, 2003 with respect to Fees payable for periods beginning on and after January 1, 2003. This document sets forth the terms of the Plan as amended and restated effective as of January 1, 2005 to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

2.	Participation. Each non-employee Director ("Eligible Director") may elect to defer all or a portion of his or her Fees in accordance with Section 4 of the Plan. Each Eligible Director who makes any such election shall be a Plan Participant.

3.	Administration. The Board's Compensation Committee shall act as the administrator of the Plan (the "Administrator"). The Administrator shall have the power and authority to administer, construe and interpret the Plan and to correct any defect or supply any omission or reconcile any inconsistency in the Plan as, in its sole discretion, it deems necessary or desirable. All actions and determinations of the Administrator shall be final, conclusive and binding on all parties concerned. The Administrator shall not be liable for any act done or determination made in good faith. The expense of administering the Plan shall be borne by the Company and shall not be charged against benefits payable hereunder. The Administrator may employ agents and delegate to them such administrative duties as the Administrator sees fit. Notwithstanding the foregoing provisions of this Section 3, the Board may exercise any power or perform any function of the Administrator, in which case any applicable reference to Administrator shall be deemed to refer to the Board.

4.	Deferral of Compensation.
(a)	Deferral Election. Prior to the first day of each calendar year (or such earlier date as the Administrator may determine from time to time), an Eligible Director may elect to defer all or a portion of the Fees otherwise payable to that Eligible Director (a "Deferral Election") for such calendar year (the "Plan Year") by executing a Deferral Election Form in the form prescribed by the Administrator. In the event that an Eligible Director first becomes eligible to participate during a Plan Year, he or she may make a Deferral Election within thirty (30) days of becoming eligible to participate in the Plan with respect to Fees earned in such calendar year following the submission of the Deferral Election Form.

	(b)	Investment Election. In addition to electing to defer Fees, the Deferral Election Form for each Plan Year will require the Eligible Director to elect to have the deferred Fees credited on the Company's books in the form of (i) share units ("Share Units"), with each unit representing a share of common stock, par value $0.01, of the Company ("Common Stock"), (ii) cash units ("Cash Units"), the value of which shall be determined as set forth below in Section 5(a) of this Plan, or (iii) such other investment unit alternatives as the Board may make available from time to time ("Other Investment Units").

(c)	General Rules Applicable to Elections. Deferral Elections shall be made in the form, manner, and in accordance with the notice requirements, prescribed by the Administrator. Except as otherwise provided in this Plan, the elections made by a Participant with respect to Fees for a Plan Year shall become irrevocable as of the last date on which such election can be made for the Plan Year pursuant to this Section 4.

(d)	Cancellation of Deferral Election. The Administrator may permit a Participant to cancel a deferral election during a Plan Year if it determines the Participant has had an "unforeseeable emergency" as defined in Section 7 below.

5.	Participant Accounts.
(a)	Crediting to Participant Accounts. An account (an "Account") shall be established on the Company's books to record a Participant's deferrals, which shall be credited in the form of Cash Units, Share Units and/or Other Investment Units, as the case may be. Each Participant Account shall be credited with an amount equivalent to the Fees that would have otherwise been paid to the Participant, such credit to be made on the date on which the Fees would have been paid absent a Deferral Election. The number of Share Units to be credited to a Participant's Account shall be determined by dividing the dollar amount of the deferred Fees by the Market Value of the Common Stock on the date the Fees would have otherwise been paid. The "Market Value" of the Common Stock as of a given date means the closing price of the Common Stock on the New York Stock Exchange (as reported in the Eastern Edition of The Wall Street Journal) on such given date or, if shares were not traded on such date, on the next preceding date on which shares were traded; provided that, if the Common Stock is traded on an exchange or market in which prices are reported on a bid and asked price basis, "Market Value" shall mean the average of the mean between the bid and the asked price for the Common Stock at the close of trading for the ten consecutive trading days immediately preceding such given date; and provided further that, if the Common Stock is not listed on a national securities exchange nor traded on the over-the-counter market, the ″Market Value″ shall be determined by the Administrator in good faith.

(b)	Dividend and Interest Credits. Each Account that holds Share Units shall be adjusted appropriately by the Administrator for any dividends on the Common Stock as of the dividend payment date, which adjustment shall be in the form of additional Share Units determined by multiplying the number of Share Units then credited to the Account by the ratio of the dollar amount of the dividend per share over the current Market Value of the Common Stock. The Administrator shall also adjust appropriately the number of Share Units in each Account for any stock dividend, split, combination or other change in the Common Stock (including, without limitation, pursuant to any merger, acquisition or other transaction). Cash Units credited to an Account shall accrue interest compounded on the last day of each calendar month based on the weighted-average U.S. Treasury bill interest rate during the applicable month.

	(c)	No Transfers Among Investment Units. A Participant may not transfer or reallocate existing amounts in his or her Account among Share Units, Cash Units or any Other Investment Units.
	(d)	Account Vesting. A Participant shall be fully vested in his or her Account at all times.
	(e)	No Attendant Rights from Share Units. Except as provided in Section 5(b), a Participant shall not have any of the attendant rights of a holder of a share of Common Stock in connection with Share Units allocated to his or her Account, including the right to vote and the right to receive dividends provided to holders of actual shares of Common Stock.

6.	Payment of Accounts.
(a)	Time of Payment. At the time of making the initial Deferral Election pursuant to Section 4(a), a Participant shall elect the date and form of payment of the Participant's Account balance on a Payment Election Form in the form prescribed by the Administrator. Subject to Section 8, payment of a Participant's Account balance will commence as soon as practicable following the earlier of:

(i)	the Participant's separation from service as a director on the Board (provided that the Participant is not then serving as a director on the board of directors of any "Related Company") (a "Separation from Service"); or

(ii)	the date elected by the Participant on the Payment Election Form, which date shall be the first day of a month elected by the Participant that is more than six (6) months following the date of election.

The term "Related Company" means any corporation which is included in a controlled group of corporations (as defined in Section 414(b) of the Code), which includes the Company or any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company.

(b)	Form of Payment. Payment of a Participant's Account balance will be made in a lump-sum payment, unless the Participant elects on a Payment Election Form to receive the amounts in annual installments over a period of time not to exceed ten (10) years. Accounts shall be paid to Participants in the form of cash.

	(i)	Lump-Sum Payment.
(A)	Valuation Upon Separation from Service. If a lump sum payment is made upon Separation from Service, the Participant's Account shall be valued on the date of such Separation from Service by determining the value of Share Units based on the Market Value of Common Stock on such date, by crediting interest to Cash Units at the applicable rate from the end of the preceding month to the date of the Participant's Separation from Service and by determining the value of Other Investment Units on such date in accordance with procedures established by the Administrator.

(B)	Valuation in Connection with an Elected Date. If a lump-sum payment is made at an elected distribution date, the Participant's Account balance shall be valued on the last day of the calendar month coincident with or next preceding the date elected by the Participant by determining the value of Share Units based on the Market Value of Common Stock on that date, by crediting interest to Cash Units at the applicable rate through that date and by determining the value of Other Investment Units on that date in accordance with procedures established by the Administrator.

	(ii)	Installment Payment.
		(A)	Installment Amount. If the annual installment method is elected, the amount of each annual payment will be determined by dividing the Account (as determined below) on the Payment Date by the remaining number of installment payments (e.g., if 10 installments are elected, the first payment would be equal to 1/10 of the balance on the first Payment Date, the second payment would be equal to 1/9 of the balance on the second Payment

Date, and so on), with the full Account balance being distributed on the last Payment Date. For purposes of this Plan, the first ″Payment Date″ shall be the earlier of (1) the first day of the month elected by the Participant in his or her Payment Election Form in accordance with Section 5(a), if any, or (2) the first day of the month following the Participant's Separation from Service, and each subsequent "Payment Date" shall be on the annual anniversary of the first Payment Date.

(B)	Valuation for Installment Method. If payments are made using the installment method, the Participant's Account shall be valued as of the end of the month preceding each Payment Date (the "Valuation Date") by determining the value of Share Units based on the Market Value of Common Stock on the Valuation Date, by crediting interest to Cash Units at the applicable rate through the Valuation Date and by determining the value of Other Investment Units on the Valuation Date in accordance with procedures established by the Administrator. For purposes of Section 409A of the Code, a Participant's right to a series of payments using the installment method shall be treated as a right to a series of separate payments.

(c)	Change in Time or Form of Payment. A Participant may change a Payment Election Form by submitting to the Administrator a new Payment Election Form; provided, that, with respect to any subsequent election to delay the timing or form of distribution of an Account balance existing on the date on which the new Payment Election Form is submitted, (i) such election shall not take effect until twelve (12) months after the date the new Payment Election Form is submitted and (ii) any new Payment Date elected by the Participant shall be at least five (5) years after the previously elected Payment Date, unless the special transition rules set forth in Section 18 of this Plan apply.

7.	Early Payment for Financial Hardship. The Administrator, in its sole discretion, may permit a hardship payment to be made to a Participant at any time prior to Separation from Service in the event of an "unforeseeable emergency". Withdrawals of amounts because of an unforeseeable emergency will be permitted to the extent reasonably needed to satisfy the emergency need.

(a)	For purposes of this Section, the term "unforeseeable emergency" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(b)	The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of Fee deferrals under the Plan.

8.	Payment in the Event of Death. In the event that a Participant's Separation from Service occurs by reason of the Participant's death, the Company shall, within thirty (30) days thereafter, pay the aggregate balance of the Participant's Account to the Participant's beneficiary or beneficiaries in the form of a single lump-sum. Each Participant may designate one or more death beneficiaries by executing a Beneficiary Designation Form in the form prescribed by the Administrator. A Participant may change the designated beneficiary or beneficiaries at any time prior to the Participant's death by the delivery to the Administrator of a new Beneficiary Designation Form. If no beneficiary has been designated, or if no designated beneficiary survives the Participant, payments pursuant to this Section 8 shall be made to the Participant's estate.
9.	Assignment and Alienation of Benefits. Except to the extent provided in Section 8 of this Plan or pursuant to a domestic relations order issued by a court of proper authority (which order specifies the amount and timing of any payment to a Participant's former spouse), no Participant or beneficiary may sell, assign, transfer, encumber, or otherwise dispose of the right to receive payments hereunder.

10.	Unsecured Obligation. The obligation of the Company to make payments of amounts credited to the Participant's Account shall be a general unsecured obligation of the Company, and such payment shall be made from general assets and property of the Company. The Participant's relationship to the Company under the Plan shall be only that of a general unsecured creditor, and neither this Plan, nor any agreement entered into hereunder, or action taken pursuant hereto, shall create or be construed to create a trust for purposes of holding and investing Account balances. The Company reserves the right to establish such a trust, but such establishment shall not create any rights in or against any amounts held thereunder.

11.	Amendment or Termination. The Board may amend or terminate this Plan at any time and from time to time. Any amendment or termination of this Plan shall not affect the rights of a Participant accrued prior thereto without the Participant's written consent. Notwithstanding the foregoing provisions of this Section 11, the Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan would not be in the best interests of the Company.

(a)	Partial Termination. The Board may partially terminate this Plan by instructing the Administrator to not accept any additional deferrals and/or any additional Deferral Elections under the Plan. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to (i) Accounts in existence prior to the effective date of such partial termination and (ii) in the case of the cessation only of future Deferral Elections, future deferrals pursuant to Deferral Elections made prior to the effective date of such partial termination.

(b)	Complete Termination. The Board may completely terminate this Plan, in which case (i) no further deferrals will be accepted by the Plan, (ii) no further Deferral Elections will be accepted by the Plan and (iii) if permitted pursuant to Treasury Regulation section 1.409A-3(j)(4)(ix), all Accounts will be paid out in full as soon as practicable after the effective date of such complete termination.

12.	Taxes. The Company is not responsible for any of the income taxes resulting from an Eligible Director's participation in the Plan. The Company shall comply with all applicable tax reporting requirements relating to payments under the Plan, and all payments under the Plan shall be subject to any required tax withholding.

13.	No Right to Continued Directorship. Nothing in this Plan confers upon any Director the right to continue as a member of the Board or interferes with the rights of the Company and its shareholders to remove any Director in accordance with the Company's bylaws.

14.	Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provision had never been incorporated herein.

15.	Successors and Assigns. The Company's obligations under the Plan shall be binding on all assigns of the Company and upon any successor corporation or entity resulting from the merger, acquisition, consolidation, dissolution or reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets of the Company. The Plan shall be binding on all successors and assigns of a Participant, including the Participant's beneficiaries and estate and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

16.	Compliance with Rule 16b-3. It is the Company's intention that the Plan comply with Rule 16b 3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that Participants remain non employee directors ("Non Employee Directors") for purposes of administering other employee benefit plans of the Company and having such other plans be exempt from Section 16(b) of the Exchange Act. If any Plan provision is found to not be in compliance with Rule 16b 3 or if any Plan provision would disqualify Participants from remaining Non-Employee Directors, that provision shall be deemed amended so that the Plan does so comply and the Participants remain Non Employee Directors, to the extent permitted by law and deemed advisable by the Administrator, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b 3.

17.	Applicable Law. This Plan is governed under the laws of the State of New York.
18.	Section 409A Transition Rules.
(a)	Notwithstanding anything in the Plan to the contrary, a Participant who has made a deferral election with respect to Fees earned or payable on or after January 1, 2005 may reduce or revoke any current deferral election prior to December 31, 2005 or such earlier date as may be specified by the Administrator.

(b)	Notwithstanding anything in the Plan to the contrary, to the extent permitted by the Administrator and Section 409A of the Code, on or prior to December 31, 2008, a Participant may choose a new distribution date for the payment (or commencement of payment) of his or her Account and/or may make a new election with respect to the form of payment of the Account in accordance with the following rules:

(i)	An election to change a time and form of payment of payment made on or after January 1, 2005 and on or before December 31, 2005 may apply only to amounts that would not otherwise be payable in 2005 and may not cause an amount to be paid in 2005 that would not otherwise be payable in 2005;

(ii)	An election to change a time and form of payment of payment made on or after January 1, 2006 and on or before December 31, 2006 may apply only to amounts that would not otherwise be payable in 2006 and may not cause an amount to be paid in 2006 that would not otherwise be payable in 2006;

(iii) An election to change a time and form of payment of payment made on or after January 1, 2007 and on or before December 31, 2007 may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007; and

(iv)	An election to change a time and form of payment made on or after January 1, 2008 and on or before December 31, 2008 may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

THE JONES GROUP INC.
DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS
DEFERRAL ELECTION FORM

I hereby elect that the following percentage of my annual retention and meeting attendance fees from The Jones Group Inc. to be earned during subsequent calendar years be deferred and credited to my Account (SELECT ONE OF THE FOLLOWING):

25%	_____
50%	_____
75%	_____
100%	_____
Other Percentage (specify)	_____

I hereby further elect that all amounts to be deferred to my Account for subsequent calendar years be credited in the form of Share Units and/or Cash Units (as such terms are defined in the Plan) in the following percentages (FILL IN ONE OR BOTH OF THE FOLLOWING WITH WHOLE NUMBERS TOTALING 100%):

Cash Units:	_____%
Share Units:	_____%
_______
Total:	100%

____________________________ PARTICIPANT	Date: __________________
Accepted by Administrator: ____________________________	Date: __________________

THE JONES GROUP INC.
DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS
PAYMENT ELECTION FORM

ELECTION OF PAYMENT COMMENCEMENT DATE

I hereby elect to receive payment of my Account commencing (CHOOSE ONE):

____ as soon as practicable following the date of my Separation from Service as a Director on the Company's Board of Directors (provided that I am not then serving as a director on the Board of Directors of any Related Company (as defined in the Plan).

(FILL IN MONTH AND YEAR):
1 ________________	________________	________________
DAY	MONTH*	YEAR
*ELECTED MONTH MUST BE MORE THAN SIX (6) MONTHS FROM DATE OF ELECTION; DAY WILL BE FIRST OF THE ELECTED MONTH
Note: If you separate from service prior to the date you elect herein, payment of your Account will commence as soon as practicable following your Separation from Service.

If no election is made, you will automatically be deemed to have elected to receive payment of your Account commencing as soon as practicable following the date on which you separate from service.

ELECTION OF FORM OF PAYMENT

I hereby elect the following method for payment of my Account (CHOOSE ONE):

____ payment in a single lump-sum.

____ annual installment payments over ____ years (FILL IN A WHOLE NUMBER UP TO 10 YEARS).

If no election is made, you will automatically be deemed to have elected to receive payment of your Account in a single lump-sum.

____________________________ PARTICIPANT	Date: __________________
Accepted by Administrator: ____________________________	Date: __________________

THE JONES GROUP INC.
DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS
BENEFICIARY DESIGNATION FORM

Complete this form to name beneficiaries who will receive your Account balance remaining at the time of your death. You can change your beneficiaries at any time by completing a new form. You must sign where indicated on the last page for this form to be valid.

I.	Participant ________________________ Participant's legal name (please print)
II.	Primary Beneficiaries

Your remaining Account balance will be paid only to those beneficiaries living at the time of your death. The proportions must total 100% of your Account balance. If proportions are not indicated, or do not total 100%, your remaining Account balance will be paid in equal shares to the designated beneficiaries. If any of your primary beneficiaries is not living at the time of your death, your remaining Account balance will be divided proportionately among the remaining primary beneficiaries.

In the event of my death, pay my Account balance to (if additional beneficiaries are designated, attach the required information on a separate page):

Name		Social Security Number
%
Relationship		Date of Birth	Proportion

Address	City	State	Zip

Name		Social Security Number
%
Relationship		Date of Birth	Proportion

Address	City	State	Zip
_____________ Total 100%

III.	Secondary Beneficiaries

Your remaining Account balance will be paid to secondary beneficiaries only (1) if none of your primary beneficiaries is living at the time of your death, or (2) if all of your primary beneficiaries die before your Account balance has been completely paid. The proportions must total 100%. If proportions are not indicated, or do not total 100%, your remaining Account balance will be paid in equal shares to the designated beneficiaries. If any of your secondary beneficiaries is not living at the time of your death or on the date that your last surviving primary beneficiary dies, your remaining Account balance will be divided proportionately among the remaining secondary beneficiaries.

If none of my primary beneficiaries is living at the time of my death or if all of my primary beneficiaries die before my Account balance has been completely paid, pay my Account balance to (if additional beneficiaries are designated, attach the required information on a separate page):

Name		Social Security Number
%
Relationship		Date of Birth	Proportion

Address	City	State	Zip

Name		Social Security Number
%
Relationship		Date of Birth	Proportion

Address	City	State	Zip
_____________ Total 100%

IV.	Participant's Signature

I hereby revoke every previous designation of beneficiaries for this Plan. I understand that I may change my beneficiaries at any time by completing a new form, and that the change is effective when received in writing and accepted by the Administrator.

____________________________ PARTICIPANT	Date: __________________
Accepted by Administrator: ____________________________	Date: __________________